MEDIA CONTACT:
Exabyte Corporation
Taylor Allis
(303) 417-7347
taylora@exabyte.com

Exabyte Announces Management Restructure

Boulder, CO - January 21, 2002 - Exabyte Corporation (NASDAQ: EXBT), a performance and value leader in tape backup systems, today announced that William L. Marriner has resigned as Chairman, President and CEO. Juan A. Rodriguez, Exabyte's co-founder and Chief Technologist, will serve as President and CEO while an executive search is conducted for the President and CEO position. Larry Jones, a director of Exabyte since 1998, was elected Chairman and will head the Search Committee.

Mr. Rodriguez's career in the data storage industry spans more than four decades. He co-founded Exabyte in 1985, Ecrix Corporation in 1996, and Storage Technology Corporation in 1969. Mr. Rodriguez formerly served as Exabyte's Chairman, President and CEO from 1985 to 1992. Most recently, Mr. Rodriguez served as Chairman and CEO for Ecrix Corporation, which merged with Exabyte on November 9, 2001. Mr. Jones has served as President and CEO for MessageMedia Inc. and Neodata Service, Inc.

"I am looking forward to serving again in the capacity of President and CEO," said Mr. Rodriguez. "Our immediate goal is to begin a restructuring of the company, with an objective of accelerating Exabyte's return to profitability and strengthening its focus on our key markets. In addition, we will continue to build on Exabyte's strengths in tape automation for the data intensive midrange computer and server markets.

"The recent merger between Exabyte and Ecrix has increased our efficiencies in manufacturing, engineering, marketing and sales. It has generated additional OEM and channel business opportunities and strengthened our new management team. The merger has also given Exabyte access to the rapidly growing DDS replacement market. Today, DDS shipments are estimated to be more than 1.5 million units per year, worldwide. VXA tape technology, developed by Ecrix, is ideally positioned to replace DDS, which has reached the end of its life cycle," added Mr. Rodriguez.

"We are delighted to have Mr. Rodriguez back in a leadership role at Exabyte, " stated Mr. Jones. "Juan has the full support of the board in leading Exabyte's return to profitability and in restoring shareholder value."

Exabyte will hold its Q4 earnings conference call today at 10:00 AM EST. The call will be available by calling 1-800-540-0559 in North America or by calling 1-785-832-0301 internationally and entering the conference call ID, ``EXABYTE'' or live via webcast on Exabyte's website at www.exabyte.com/company. Additionally, a replay of the webcast will be available for 90 days.

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™), the first 8mm native Fibre Channel tape drive; VXA®-1, the first packet format tape drive; and the 110L™ autoloader, one of the first tape automation units for LTO™ (Ultrium™). Exabyte markets VXA, 8mm and MammothTape™ drives and automation for MammothTape, VXA, LTO (Ultrium), Advanced Intelligent Tape™ (AIT™) and DLTtape™. Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu, Apple Computer, Tech Data, Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

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The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, economic conditions, market demand, equity and financing arrangements and other such risks as noted in the company's 2000 Form 10-K and Form 10-Q for the quarter ending September 29, 2001. Please refer to the company's Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks.

Exabyte and VXA are registered trademarks, and M2 and MammothTape are trademarks of Exabyte Corp. DLTtape is a registered trademark of Quantum Corporation. LTO and Ultrium are U.S. trademarks of IBM, Seagate and HP. Advanced Intelligent Tape is a registered trademark of Sony Corporation. All other trademarks are the property of their respective owners.